Exhibit 1.02

CYNOSURE, INC.

Conflict Minerals Report

For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (the “Report”) of Cynosure, Inc. has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2013 to December 31, 2013.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and the this report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the calendar year 2013.

These products, which are referred to in this Report collectively as the “Covered Products,” are the following: all laser and light-based systems manufactured by or for the Company.

The Company’s Reasonable Country of Origin Inquiry and Due Diligence Process

The Company has conducted a reasonable country of origin inquiry regarding the Conflict Minerals. This reasonable country of origin inquiry was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals are from recycled or scrap sources. Based on its reasonable country of origin inquiry, the Company has reason to believe that its products contain Conflict Minerals that may have originated in the Covered Countries and, as a result, the Company also exercised due diligence on the source and chain of custody of the Conflict Minerals.

The Company’s due diligence measures have been designed to conform to the framework in the Organization for the Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas; Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). These due diligence measures include the following:

The Company adopted a Conflict Minerals policy relating to Conflict Minerals (the “Company Policy”), which is available on its website at http://governance.cynosure.com/, in accordance with the OECD Guidance. The Company Policy states:

Cynosure is committed to the ethical sourcing of minerals used in our products. Our goal is to refrain from purchasing Conflict Minerals from the Covered Countries for our products except for those materials that are processed at a facility that has been certified by an independent third party as “conflict free”. We are assessing whether our products contain Conflict Minerals from the Covered Countries; however, the global supply chain for Conflict Minerals is complex, and tracing the minerals in our products to their source is a challenge. Cynosure is working diligently with our suppliers and other stakeholders to improve and systematically address the process for sourcing minerals that are “conflict free.”

If you have questions or concerns contact us at Conflict_Minerals@cynosure.com / (978) 256-4200.

The Company also established an internal team to manage the conflict mineral due diligence process. This team is comprised of members of our engineering, supply chain management (purchasing), manufacturing, quality, legal and executive teams.

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of the Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of the Conflict Minerals that are included in the Covered Products. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.

To make this identification, the Company engaged a third party company (the “Third Party”) to survey our suppliers. Using a list of suppliers provided by the Company, the Third Party sent requests via electronic mail to suppliers to complete the Electronic Industry Citizenship Coalition (“EICC”) Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “EICC Form”). In cases where the EICC Form was completed and returned, the Third Party reviewed the EICC Form for completeness and also performed validation of EICC Form entries. In many cases, the Third Party required additional communications with the supplier in order to complete the EICC Form. Where necessary, the Third Party would provide communication and training, including providing suppliers with an overview of the Rule and other information, assisting suppliers in filling out the EICC Form as completely as possible, and providing guideline and training materials. Currently, many of the returned EICC Forms remain incomplete despite multiple communications with the Third Party. In some cases, the suppliers did not respond to the survey. In these cases, the Third Party sent a second request by electronic mail two weeks following the first request and, as necessary, sent a third request by electronic mail a week later. Following these steps, the Third Party attempted to contact non-responsive suppliers by telephone. In certain cases, the Third Party lacked sufficient information to contact the suppliers to request that the EICC Form be completed.

Results of Due Diligence

Based on the Company’s due diligence, the Company was able to collect some information about smelters and refiners and the countries in which they operate. However, even with this information, because suppliers often cannot trace Conflict Minerals in components sold to the Company to particular smelters and refiners, the Company is unable to connect the Covered Products to particular smelters and refiners. For this reason, as well as the lack of responsiveness from many of the our suppliers, the Company is not able to determine whether or not the Conflict Minerals contained in its Covered Products originated in Covered Countries.

Mitigation Steps

The Company expects to continue to work with the Third Party and potentially other organizations to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s Covered Products benefit armed groups in the Covered Countries. In this regard, the Company intends to continue working diligently with our current suppliers to assess whether Conflict Minerals contained in our products are from Covered Countries and if so, if they are “conflict free” as certified by independent third parties and, where such assessment cannot be confirmed, seek new suppliers who can confirm such assessment.

This Conflict Minerals Report contains forward-looking statements relating to actions that we may take in the future. The forward-looking statements included in this report release represent Cynosure’s management’s views and expectations as of the date of this report. Cynosure anticipates that subsequent events and developments may cause its views and expectations to change. Although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views and expectations as of any date subsequent to the date of this report.